Exhibit 10.1

PURCHASE AND SALE AGREEMENT

3535 North Central Avenue, Chicago, IL 60634

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the later of the date of Buyer’s or Seller’s execution of this Agreement, as indicated below their executions hereon (the “Effective Date”) by and among MEDALIST DIVERSIFIED REIT, INC., a Maryland corporation (or its assigns) (“Buyer”), and RMP N. CENTRAL AVE, LLC, a Delaware limited liability company (or its assigns) (“Seller”). Buyer and Seller may sometimes herein be referred to individually as a “party” and collectively as the “parties.”

RECITALS

A.            Seller is the owner of that certain tract of real property containing building with a physical address of 3535 North Central Avenue, Chicago, IL 60634 and bearing the Cook County Parcel Number 13-21-300-(005-0000, 006-0000, 007-0000, 008-0000, 009-0000, 010-0000) consisting of approximately one-half acre and being more particularly described on Exhibit “A” attached hereto, together with such improvements, buildings and fixtures as are located thereon (the “Property”) (excluding, however, any property of any kind, personal or otherwise, belonging to tenants of the Property).

B.             Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, subject to the terms and conditions contained in this Agreement, the Property.

IN CONSIDERATION of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Purchase and Sale. Subject to the terms and conditions set forth herein, Seller hereby agrees to sell, assign, transfer and convey, and Buyer hereby agrees to purchase and acquire, Seller's right, title and interest in and to the Property. As used herein the term “Property” means, collectively, the following:

(a)            All that certain lot, tract or parcel of real estate more particularly described on Exhibit “A”, together with all plants, shrubs and trees located thereon (collectively, the “Land”), and together with all rights, ways and easements appurtenant thereto, including, without limitation, all of Seller’s right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting said real estate (collectively, the “Appurtenances”);

(b)            All buildings, structures and other improvements of any and every nature located on the Land and all fixtures attached or affixed, actually or constructively, to the Land or to any such buildings, structures or other improvements (collectively, the “Improvements”);

(c)            All goods, equipment, machinery, apparatus, fittings, furniture, furnishings, supplies, spare parts, tools and other personal property described on Exhibit “B” attached hereto (collectively, the “Personal Property”), excluding, however, any property of any kind, personal or otherwise, belonging to Tenants of the Property;

(d)            All of the right, title and interest of the “lessor” or “landlord” in, to and under all leases, licenses and other agreements for the use, occupancy or possession of all or any part of the Land or the Improvements, including, without limitation, (i) any tenant lease(s) scheduled and identified on Exhibit “C” attached hereto, and (ii) all new tenant leases or other agreements for use, occupancy or possession of all or any part of the Land or the Improvements entered into between the date hereof and the Closing Date in accordance with the terms and conditions of this Agreement (collectively, the “Leases”); and

(e)            Any and all of Seller’s assignable right, title and interest in and to any of the following existing at the Closing (i) all maintenance, service, advertising and other like contracts and agreements with any third party that are not Leases or Supplemental Lease Agreements, and any written amendments or modifications thereto, with respect to the ownership and operation of the Property, as identified on Exhibit “D” attached hereto (collectively, the “Service Contracts”), (ii) all assignable warranties and guaranties issued to Seller in connection with the Improvements or the Personal Property, (iii) all assignable permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Land and Improvements (which shall, in all events, include all permits, licenses, approvals and authorizations required to continue operating/leasing the Property in substantially the same manner as of the Effective Date), and (iv) all assignable certificates, licenses, permits, authorizations, consents and approvals from governmental authorities with respect to the design, development, construction and installation of the Improvements and the Personal Property, vehicular ingress and egress to and from the Land, and the use, operation and occupancy of the Improvements, including, without limitation, the certificate of occupancy for the Improvements (collectively, the “Intangibles”).

2.             Purchase Price. The purchase price for the Property (the “Purchase Price”) is $2,400,000.00. The Purchase Price, subject to the prorations and adjustments herein described, shall be paid by Buyer to Seller at Closing in a combination of (i) Operating Partnership Units in Medalist Diversified Holdings, LP, a Maryland limited partnership (the “OP Units”) valued at $5.75 per OP Unit; and (ii) cash sufficient to cover Seller’s transaction costs (such as prorated rent, commissions, title/escrow fees, transfer taxes, legals fees, etc.).

3.             Earnest Money.

(a)            On or before the date fifteen (15) business days after the Effective Date, Buyer shall deliver to Fidelity National Title-NCS, located at 1 E. Washington Street, #450, Phoenix, AZ 85004; Attn: Shannon Mooring; Phone: 602-343-7558; Email: Shannon.mooring@fnf.com (“Escrow Agent”) the sum of $15,000.00 (which sum, together with all interest actually earned thereon during the term of this Agreement, is the “Earnest Money”).

(b)            Throughout the term of this Agreement, Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms and conditions of this Agreement, including, without limitation, the terms and conditions set forth on Exhibit “E” attached hereto, and invest the Earnest Money with a national bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation.

4.             Closing Date. The closing of the purchase and sale of the Property contemplated by this Agreement (the “Closing”) shall take place through the offices of the Title Company or Escrow Agent no later than 6:00 p.m. (ET) on the date that is on or before fifteen (15) days after the expiration of the Due Diligence Period (the “Closing Date”); provided, however, (i) Buyer shall have one 15-day option to extend the Closing Date, provided Seller is notified in writing at least five (5) days prior to the Closing Date and (ii) in the event the Closing Date falls on a business day immediately preceding a Saturday or Holiday (as defined herein), the parties agree the Closing Date will be extended to the next business day.

5.             Access and Inspection; Delivery of Documents and Information by Seller; Examination by Buyer.

(a)            Between the Effective Date and Closing, Buyer and Buyer’s agents and designees shall have the right to enter the Property for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, environmental assessments, and any other investigations and inspections as Buyer may reasonably required to assess the condition of the Property. If Buyer, its representatives or agents cause any material damage to the Property as a result of its studies performed pursuant to this Section, Buyer shall return the Property to its condition immediately prior to such inspections, normal wear and tear excepted. Notwithstanding the foregoing, Buyer shall indemnify and hold Seller harmless from and against any and all claims for injury to person or damage to property to the extent directly resulting from the activities of Buyer, its representatives and agents on the Property, excluding, however, claims arising out of (i) any loss, liability, cost or expense to the extent arising from or relating to the acts or omissions of Seller or Seller’s representatives or agents, (ii) any latent defects in the Property discovered by Buyer, or (iii) the discovery of, or the accidental or inadvertent spread or release of, any Hazardous Materials resulting from Buyer’s investigations (unless the Hazardous Materials are brought onto the Property by Buyer, its representatives or consultants). Buyer’s indemnification obligations in this Section 5(a) shall survive Closing or the earlier termination of the Agreement. Buyer shall cause each of its agents, contractors or subcontractors that will enter the Property pursuant to this right of entry to, prior to entering on the Property, have in full force and effect, commercial general liability insurance with minimum amounts of coverage of $1,000,000 for bodily injury, death and property damage liability with Seller listed as an additional insured. Certificates evidencing such insurance shall be provided to Seller upon request.

(b)            Buyer acknowledges that prior to the Effective Date Seller delivered to Buyer all documents and information related to the Property in its possession (the “Due Diligence Items”). Seller shall deliver any additional or amended Due Diligence Items to Buyer when the same comes into Seller’s possession or control or is readily available to Seller. Seller shall deliver any other available information regarding the Property or the Seller in Seller’s possession or control to Buyer within three (3) business days of Buyer’s request therefor. If for any reason the Closing does not occur, Buyer shall (i) return to Seller all Due Diligence Items previously delivered by Seller to Buyer, and (ii) promptly deliver to Seller all written studies, analyses, reports and assessments relating to any of the Buyer’s due diligence inspection except any proformas, financial reports, marketing studies, or other documents prepared by or for Buyer which Buyer deems, in its reasonable discretion, to be confidential or proprietary to Buyer’s business. It is hereby acknowledged and agreed between the parties that Buyer makes no representation or warranty of any kind, relating to the accuracy or completeness of any items and information furnished to Seller pursuant to this Section.

(c)            Buyer shall have until 6:00 P.M. (EST) on the date being thirty (30) days after the Effective Date (the “Due Diligence Period”) in which to examine and investigate the Property and to determine whether the Property is suitable and satisfactory to Buyer. In the event that Buyer shall determine, in Buyer’s sole and absolute judgment and discretion, the Property is in any manner unsuitable or unsatisfactory to Buyer for any or no reason, Buyer shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice thereof to Seller before expiration of the Due Diligence Period, in which event the Earnest Money shall be refunded to Buyer immediately upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void as to all of the Property except for those matters expressly intended to survive termination of this Agreement.

(d)            Except for the Leases and Service Contracts, Buyer acknowledges and agrees (i) the Due Diligence Items delivered by or on behalf of Seller to Buyer in connection with the transaction contemplated by this Agreement are provided to Buyer as a convenience only and without any representation or warranty whatsoever as to accuracy and completeness and (ii) any reliance on or use of such documents, materials, data or information by Buyer shall be at the sole risk of Buyer.

(e)            Subject to the representations and warranties contained in this Agreement and in the documents delivered by Seller to Buyer at Closing, (i) Buyer acknowledges and agrees that upon the Closing, Seller shall transfer and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, LATENT AND PATENT AND (ii) BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, AND GEOLOGY, OR THE PRESENCE OR ABSENCE OF ANY POLLUTANT, HAZARDOUS WASTE, GAS OR SUBSTANCE OR SOLID WASTE ON OR ABOUT THE PROPERTY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY INTEND TO CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR BODY HAVING JURISDICTION INCLUDING WITHOUT LIMITATION, ALL APPLICABLE ZONING LAWS, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER RELATED TO OR CONCERNING THE PROPERTY. EXCEPT AS OTHERWISE PROVIDED HEREIN AND IN THOSE DOCUMENTS DELIVERED BY SELLER TO BUYER AT CLOSING, BUYER SHALL NOT SEEK RECOURSE AGAINST SELLER ON ACCOUNT OF ANY LOSS, COST OR EXPENSE SUFFERED OR INCURRED BY BUYER WITH REGARD TO ANY OF THE MATTER DESCRIBED IN CLAUSES (A) THROUGH (F) ABOVE AND HEREBY ASSUMES THE RISK OF ANY ADVERSE MATTERS RELATED TO THE MATTERS DESCRIBED IN CLAUSES (A) THROUGH (F) ABOVE FROM AND AFTER THE DATE OF CLOSING. BUYER ACKNOWLEDGES THAT BUYER, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER OR ANY STATEMENT, REPRESENTATION OR OTHER ASSERTION MADE BY SELLER WITH RESPECT TO THE PROPERTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, (i) BUYER FURTHER ACKNOWLEDGES THAT NO INDEPENDENT INVESTIGATION OR VERIFICATION HAS BEEN OR WILL BE MADE BY SELLER WITH RESPECT TO ANY INFORMATION SUPPLIED BY OR ON BEHALF OF SELLER CONCERNING THE PROPERTY AND (ii) SELLER MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, IT BEING INTENDED BY THE PARTIES THAT BUYER SHALL VERIFY THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION ITSELF. BUYER ACKNOWLEDGES THAT THE DISCLAIMERS, AGREEMENTS AND OTHER STATEMENTS SET FORTH IN THIS SECTION ARE AN INTEGRAL PORTION OF THIS AGREEMENT AND THAT SELLER WOULD NOT AGREE TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS, AGREEMENTS AND OTHER STATEMENTS SET FORTH IN THIS SECTION.

6.             Prorations and Adjustments to Purchase Price.

(a)            The following prorations and adjustments to the Purchase Price shall be made between Buyer and Seller at Closing:

(i)            All city, state and county ad valorem taxes and similar impositions levied or imposed upon or assessed against the Property (the “Taxes”), for the year in which Closing occurs shall be prorated as of the Closing Date. In the event Seller has paid only a portion of the Taxes billed for the year in which Closing occurs due to the pendency of a protest of such Taxes, then, in connection with Closing, Seller shall deposit with Escrow Agent an amount equal to Seller’s pro rata share of the resulting underpayment. Any such deposit with Escrow Agent shall be held in escrow by the Escrow Agent pending final resolution of such protest, pursuant to escrow instructions reasonably acceptable in form and substance to Buyer, Seller, Escrow Agent and their respective counsel. In the event that, after the Closing Date, any additional Taxes are levied, imposed upon or assessed against the Property for periods prior to the Closing Date, Buyer shall give Seller written notice of such Taxes, and Seller shall be responsible for payment of such additional Taxes in full within the time fixed for payment thereof and before the same become delinquent. Without limiting the obligations of Seller pursuant to the immediately preceding sentence, Seller shall pay at or prior to Closing, and does hereby, indemnify, defend and hold harmless Buyer from and against, any outstanding Taxes (including all interest and penalties assessed or imposed in connection therewith) for any year(s) prior to the year in which Closing occurs.

(ii)           All utility charges for the Property (including, without limitation, telephone, water, storm and sanitary sewer, electricity, gas, garbage and waste removal, as applicable) which are obligations of Seller shall be prorated as of the Closing Date; transfer fees required with respect to any such utility account which is transferred to Buyer at Closing shall be paid by or charged to Buyer; and Seller shall be credited with any deposits transferred to the account of Buyer; provided, however, at Buyer’s election and with advanced written notice sufficient to allow Seller to close such accounts as of the Closing Date, any one or more of such utility accounts in Seller’s name shall be closed as of the Closing Date, in which event Seller shall be responsible for all charges for such account and shall be entitled to all deposits theretofore made by Seller with respect to such utility, and Buyer shall be responsible for reopening and reinstituting such service in Buyer’s name, and shall be responsible for any fees, charges and deposits required in connection with such new account; provided, further, that Seller and Buyer shall use reasonable efforts to cooperate and coordinate the respective closing and opening of such accounts to avoid any interruption of utility services to the Property.

(iii)          All rent payments and, except as otherwise provided in Section 6(a)(iv) of this Agreement, other payments on account of financial obligations of tenants under Leases actually received by Landlord, shall be prorated between Buyer and Seller as of the Closing Date. With respect to tenant rental payments pursuant to the Leases made following Closing, such payments shall be attributed first to such tenant’s current rent, and then to the months preceding such month in reverse chronological order. After Closing, Seller will expressly retain the right to collect any such amounts due in any of the months prior to the month in which Closing occurs, but Buyer shall be under no obligation to commence or join in any dispossessory or eviction proceeding with respect to collection of any such amounts, and Seller may not seek to evict or dispossess any such tenant in order to collect any such amounts with respect to any tenant after Closing.

(iv)           Seller, as landlord under the Leases, is currently collecting from certain Tenants under the Leases additional rent (including, if applicable, any expenses) to cover taxes, insurance, utilities, common area maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-Throughs”) in connection with the ownership, operation, maintenance and management of the Property. Seller and Buyer shall each receive a debit or credit, as the case may be, for the difference between the Tenants' collected account balance for Operating Expense Pass-Throughs and the amount of Operating Expense Pass-Throughs due to or from Tenants as of the Closing Date for the calendar year in which Closing occurs. Operating Expense Pass-Throughs due to or from Tenants for years prior to the calendar year in which Closing occurs are the sole responsibility of Seller. Any item in this Section that is paid directly by any Tenant pursuant to its Lease shall not be prorated between the parties, and Buyer shall look to any Tenant to pay such items. Seller and Buyer agree to cooperate and use their good faith and diligent efforts to do a true-up and make any necessary adjustments to the proration of the Operating Expense Pass-Throughs solely for the calendar year in which Closing occurs within 90 days after the calendar year end following Closing.

(v)            At Closing, Seller shall, at Buyer’s option, either deliver to Buyer any refundable cash security deposit or prepaid rent actually held by Seller pursuant to the Leases, or credit to Buyer the amount of such cash security deposits or prepaid rent. Seller shall request, receive and retain all refundable cash and other deposits posted with utility companies serving the Property for any account not transferred or assigned to Buyer pursuant to this Agreement.

(vi)           At Closing, Seller, as landlord under the Leases, shall credit Buyer at Closing the amount of any free rent, waived rent, leasing commissions, unpaid or outstanding build out costs or tenant allowances or any other similar arrangement related to any tenant lease which remains in effect after the Closing Date.

(vii)          All amounts payable under any of the Service Contracts shall be prorated as of the Closing Date; provided, however, that there shall be no proration of (x) Seller’s insurance premiums for the Property, or (y) matters pertaining to Seller’s employees which shall be governed by the provisions of Section 6(b) below.

(viii)        Any other items which are customarily prorated in connection with the purchase and sale of properties similar to the Property shall be prorated as of the Closing Date. For proration purposes, Buyer will be entitled to any revenues and responsible for any expenses for the entire day upon which the Closing occurs and prorations shall be based on a 365-day year, actual days to the month.

(ix)           Except as otherwise provided in Section 6(a)(iv) of this Agreement, in the event that the amount of any item to be prorated is not determinable at the time of Closing (such as rents, taxes and other charges and credits), such proration shall be made on the basis of the best available information. Buyer and Seller hereby agree that, if, subsequent to Closing, the difference between the actual value of an item that was estimated as of Closing and the estimated value of such item utilized at Closing exceeds 5% of such estimated value, then Buyer and Seller shall re-prorate such item promptly upon receipt of the applicable bills therefor; provided, however, that Buyer and Seller shall only be obligated to re-prorate such items during the 120 day period immediately following the Closing Date. In the event any prorated item is due and payable at the time of Closing, the same shall be paid at Closing.

(b)            Except as expressly set forth in this Agreement, Buyer shall not assume any liability, indebtedness, duty or obligation of Seller of any kind or nature whatsoever related to the Property.

7.             Title.

(a)            Seller covenants to convey fee simple title in and to the Property. For the purposes of this Agreement, “fee simple title” shall mean fee simple ownership which is: (i) free of all claims, liens and encumbrances of any kind or nature whatsoever other than the Permitted Exceptions, herein defined; and (ii) insurable by a title insurance company reasonably acceptable to Buyer (the “Title Company”) and licensed to do business in the state where the Land is located, at then current standard rates under the standard form of ALTA owner’s policy of title insurance, with the standard or printed exceptions therein deleted and without exception other than for the Permitted Exceptions. For the purposes of this Agreement, the term “Permitted Exceptions” shall mean: (A) current city, state and county ad valorem taxes not yet due and payable; (B) easements for the installation or maintenance of public utilities serving only the Property; (C) the rights of tenants, as tenants only, under the Leases; and (D) any other matters in the title examination and Survey not otherwise timely objected to or waived or deemed waived by Buyer pursuant to this Agreement.

(b)            Buyer shall obtain at Buyer’s expense a title commitment (the “Title Commitment”) evidencing that a policy of title insurance on the 2006 ALTA Owner’s Policy Form or its equivalent (the “Title Policy”) will in due course be issued by the Title Company to Buyer insuring good and marketable fee simple title in the amount of the Purchase Price for the Property together with such endorsements requested by Buyer which are available in the state where the Land is located with best-available copies of all instruments and documents referred to therein as exceptions to title. On or before the tenth (10th) day prior to the expiration of the Due Diligence Period, Buyer shall give Seller written notice of any matters affecting or relating to title to the Property or matters shown on the Survey to which Buyer objects along with a copy of the Title Commitment and Survey (if Buyer elects to obtain a Survey) (the “Objection Notice”). Buyer’s failure to provide the Objection Notice as provided herein shall be deemed acceptance of the state of title to the Property as reflected on the Title Commitment and, if applicable, Survey and waiver of Buyer’s right to object to title to the Property as reflected on the Title Commitment and the Survey, except only as provided in Section 7(c) below. Seller shall have five (5) business days after receipt of the Objection Notice in which to notify Buyer (the “Objection Response”) of its election either to (A) correct or remove some or all of the title or survey objections contained in the Objection Notice, those which Seller elects to cure being referred to as “Curable Exceptions”), in which case Seller shall have until Closing to complete the cure or removal of the Curable Exceptions, or (B) refuse to correct or remove some or all of the title or survey objections contained in the Objection Notice (those which Seller elects not to cure being referred to as the “Non-Curable Exceptions”). Seller’s failure to provide Buyer with a Seller’s Objection Response within the time period set forth above shall be deemed to be Seller’s election under subsection (B) above, subject to the provisions hereinafter set forth. If any Non-Curable Exceptions exist or are deemed to exist (by virtue of Seller’s refusal to cure in Seller's Objection Response or Seller’s deemed refusal by not providing a Seller’s Objection Notice), then on or before five (5) business days after Buyer’s receipt of the Objection Response or non-receipt thereof after delivery of Buyer’s Objection Notice, at the option of Buyer, Buyer may (i) terminate this Agreement, in which event Escrow Agent shall return the Earnest Money to Buyer immediately upon request and all rights and obligations of Seller and Buyer under this Agreement shall expire except for those matters expressly intended to survive termination of this Agreement, or (ii) waive the Non-Curable Exceptions, whereupon all such Non-Curable Exceptions shall become Permitted Exceptions and there shall be no reduction in the Purchase Price.

(c)            Notwithstanding anything to the contrary in this Agreement, Seller covenants and agrees that prior to the Closing Date Seller shall be obligated, at Seller’s sole cost and expense, to: (A) remove the lien of any unsatisfied mortgages, deeds of trust, or deeds to secure debt encumbering the Property arising against, under or through Seller; (B) remove any monetary lien or encumbrance, including, without limitation, mechanic’s and materialmen’s liens, affecting the Property or any part thereof arising against, under or through Seller; (C) remove any lien arising as a result of delinquent taxes or assessments accruing prior to Closing; and (D) remove any encumbrance affecting the Property and arising against, under or through Seller after the effective date of the Title Commitment without Buyer’s written consent (the items described in subsections (A), (B), (C) and (D) above are each hereinafter a “Financial Encumbrance” and collectively the “Financial Encumbrances”).

(d)            Buyer shall have the continuing right to examine title to the Property after the Due Diligence Period and, in connection with any document, instrument or notice filed with respect to the Property after the effective date of the Title Commitment, Buyer shall be entitled to send an additional Objection Notice to Seller, in which case, the time periods set forth herein to send a Seller's Objection Response and a response thereto shall apply (with a corresponding extension of the Closing Date, if so required), and the rights and obligations of Buyer and Seller with regard to such additional notices shall be the same as the original notices, all as more particularly set forth in Section 7(b) above.

8.             Survey. Buyer, at its sole cost and expense, may obtain a new or updated ALTA survey of the Property (the “Survey”) by a surveyor registered and licensed in the state where the Land is located and designated by Buyer, which survey shall depict such information as Buyer shall require.

9.             Proceedings at Closing. On the Closing Date, the Closing shall take place as set forth in this Agreement and as follows:

(a)            Seller shall deliver to Title Company the following documents and instruments, all properly executed and in form and substance acceptable to Buyer and Title Company (collectively, the “Closing Documents”):

(i)            a special warranty deed in recordable form conveying fee simple title to the Property, free and clear of all liens, encumbrances, easements and restrictions of every nature and description, except for the Permitted Exceptions (the “Deed”);

(ii)           to the extent the legal description of the Land identified on the Survey differs from the record legal description of the Property, a quitclaim deed in recordable form containing the legal description of the Land identified on the Survey and conveying title to the Property without warranty;

(iii)          an assignment and assumption of Leases transferring and assigning the Leases, the Intangibles (including the Service Contracts) and the Personal Property (the “Bill of Sale and General Assignment”), which will include as an exhibit a certified rent roll dated no more than three (3) business days prior to the Closing Date;

(iv)          an affidavit meeting the requirements of Section 1445 of the Internal Revenue Code, executed and sworn to by Seller, confirming that Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, or non-resident alien for purposes of US income taxation, pursuant to Section 1445 of the Internal Revenue Code;

(v)           a completed 1099-S request for taxpayer identification number and certification;

(vi)          a certificate to the effect that Seller’s representations and warranties of Seller in this Agreement are true and correct in all material respects on and as of the Closing Date;

(vii)         an Owner’s Affidavit in form reasonably acceptable to the Title Company and sufficient for the Title Company to delete any exceptions for (a) liens arising from work at the Property which is the responsibility of Seller hereunder and (b) parties in possession (except tenants pursuant to the Leases);

(viii)        a closing statement approved by Buyer and Seller setting forth the amounts paid by or on behalf of and credited to each of Buyer and Seller pursuant to this Agreement (the “Closing Statement”);

(ix)          documentation to establish to Title Company’s reasonable satisfaction the due authorization of Seller’s execution of this Agreement and all Seller documents contemplated by this Agreement;

(x)           a broker lien waiver executed by Broker in form sufficient to delete any exception relating to such liens in the Title Policy;

(xi)          a letter addressed to tenants notifying them of the sale of the Property and directing that rents and other payments thereafter be sent to Buyer or as Buyer may direct;

(xii)         the executed originals of the Leases and the Service Contracts; provided, however, if any executed originals are not available, copies of the Leases and the Service Contracts shall be delivered by Seller to Buyer;

(xiii)       any and all Estoppels and SNDAs executed and delivered to Seller by the tenants under the Leases;

(xiv)        to the extent any declaration of restrictions, easements and agreements (“REA”) requires a specific written assignment and/or assumption agreement with respect to such REA, an executed assignment and/or assumption agreement with respect to such REA in the form required by the REA;

(xv)         a Gap Indemnity Agreement in form required and approved by the Title Company executed and delivered by Seller to the Title Company;

(xvi)        All signed agreements and any other documents, including, but not limited to, a subscription agreement and accredited investor offeree questionnaire, requested by Buyer that are required, standard and customary in order for Buyer to issue the OP Units to Seller or its assignee (the “Securities Agreements”); and

(xvii)       such other documents which may be required by the Title Company or reasonably necessary to transfer the Property to the Buyer and close the transactions described herein pursuant to the terms and conditions of this Agreement.

(b)            Buyer shall deliver to Seller the following:

(i)            the Purchase Price, after making the adjustments and prorations provided for in Closing Statement, paid in the manner described in Section 2 of this Agreement;

(ii)           The Securities Agreements properly executed by Buyer;

(iii)          Appropriate documentation to demonstrate that the OP Units were issued to Seller or its assignee and that such OP Units appear on Buyer’s books and records;

(iv)           Bill of Sale and General Assignment properly executed by Buyer;

(v)            Closing Statement properly executed by Buyer; and

(vi)           such other documents which may be required by the Title Company or reasonably necessary to transfer the Property to the Buyer and close the transactions described herein pursuant to the terms and conditions of this Agreement.

(c)            Service Contracts. To the extent assignable, those Service Contracts that Buyer desires to assume shall be assigned to and assumed by Buyer upon Closing by means of an assignment in a form reasonably agreeable to Seller and Buyer. Buyer agrees that it shall assume such Service Contracts at Closing which are not cancelable by Seller according to their terms prior to Closing, without cost or penalty. In the event that Buyer desires to cancel any of the Service Contracts which may be cancelled by Seller on or before Closing, the Buyer shall notify the Seller in writing that it desires such agreement be terminated on or before five (5) business days prior to the latest time upon which the Seller may give notice to the applicable vendor of such cancellation to be effective upon the Closing Date.

(d)            Promptly after Closing, Seller shall deliver to the Property or the offices of Buyer’s property manager, to the extent in Seller’s possession and not previously delivered as part of the Due Diligence Items, all keys, if any, used in the operation of the Property.

(e)            Seller shall deliver draft Closing Documents to Buyer no later than ten (10) business days prior to Closing. Buyer and Seller agree to negotiate in good faith to finalize the Closing Documents prior to Closing.

10.           Costs of Closing.

(a)            Seller shall pay the Chicago and Cook County grantor’s tax upon the recording of the Deed, the costs to prepare the Deed and its other closing documents, and any other costs related to any title clearance matters Seller elects to cure or is otherwise obligated to cure by the terms hereof, fifty percent (50%) of the settlement fees and other charges of Title Company due in connection with this Closing up to a maximum of $750.00, Seller’s attorneys’ fees, any prepayment penalties or other costs that result from the repayment of Financial Encumbrances, its portion of the prorated real estate taxes, and, if Seller is a nonresident of the state where the Land is located, any taxes that are due or should be withheld under the laws of the state where the Land is located upon the sale of the Property.

(b)            Buyer shall pay all other recording and transfer taxes, the costs of obtaining the Title Commitment, recording costs of the Deed, the cost of obtaining a Survey if Buyer elects, the premium for the Title Policy and any title endorsements to the Title Policy, all fees and expenses associated with the financing of the Property by Buyer, including the premium for a lender’s policy of title insurance and the cost of title endorsements thereto, fifty percent (50%) of the settlement fees, subject to Seller’s cap thereon, and other charges of Title Company due in connection with this Closing, Buyer’s attorneys’ fees and any other amounts paid by Buyer as shown on the Closing Statement, and its portion of the prorated real estate taxes.

(c)            All other costs and expenses of the transaction contemplated hereby shall be borne by the party incurring the same.

11.           Warranties, Representations and Covenants.

(a)            Seller Representations and Warranties. Seller hereby makes the following representations, warranties and covenants, as of the Effective Date and as of the Closing Date:

(i)            Seller owns 100% of the fee simple interest in the Land. Seller has the lawful right, power and authority to enter into this Agreement and to consummate the transaction contemplated herein. Seller has taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Seller of its obligations hereunder.

(ii)           This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be, duly authorized, executed and delivered by Seller and shall be, valid and legally binding upon Seller and enforceable in accordance with their respective terms. The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not and do not violate any provision of any agreement, instrument, order, judgment or decree to which either Seller is a party or by which it is bound.

(iii)          Seller has not received any written notice of and has no knowledge of any condemnation, exercise of eminent domain, environmental, zoning or land use proceeding pending or threatened against the Property.

(iv)           Seller has received no written notice of and has no knowledge of any violations of law, statute or regulation cited by any governmental entity having jurisdiction thereof that are currently outstanding with respect to the Property.

(v)            Seller has received no written notice of and has no knowledge of any action, suit, litigation, hearing or administrative proceeding relating to Seller or to all or any portion of the Property, and Seller has received no written notice of and has no knowledge of threatened litigation or pending litigation initiated against Seller or affecting all or any portion of the Property.

(vi)           To the best of Seller’s knowledge, all certificates, licenses, permits, authorizations, consents and approvals required by any governmental entity for Seller’s use, occupancy and operation of the Property have been obtained and paid in full.

(vii)         Seller has not received and has no knowledge of written notice from any court or any governmental or administrative agency alleging or declaring that the Property contains any hazardous substance in violation of Environmental Laws, and Seller has not received and has no knowledge of any written notice from any court or any governmental or administrative agency alleging or declaring a violation of any Environmental Laws with respect to the Property. For purposes of this paragraph, “Environmental Laws” means the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, environmental health and/or environmental safety laws, ordinances, rules, regulations and requirements pertaining to the environmental or ecological conditions on, under or about the Property. For purposes of this paragraph, “hazardous substance” means any matter giving rise to liability under any of the Environmental Laws or under any common law theory based on nuisance or strict liability.

(viii)        Seller is not (a) identified on the OFAC List (as hereinafter defined) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States. The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

(ix)          The Leases, identified on the Exhibit “C” attached hereto, are the only leases or other agreements for use, occupancy or possession presently in force with respect to all or any portion of the Property owned by it and correctly set forth: (i) each space rented by number or other appropriate designation; (ii) the name of each tenant of each such space; (iii) the rent payable for use of each of the respective spaces; (iv) the amount of any security or other deposit with respect to each such space; (v) any renewal option applicable to any of the Leases; and (vi) an accurate statement of any other arrangement regarding the rental of any of the respective spaces as of the date thereof. Neither Seller, nor to Seller’s knowledge, any tenant under the Leases is in default under any Leases affecting the Property. All management fees and leasing and brokerage commissions with respect to the Leases (including renewals, extensions or expansions thereof whether pursuant to the express provisions of the Leases or otherwise) have been paid in full, or will be paid by Closing, and Seller is not a party to or bound by any sales brokerage agreements, exclusive or otherwise, with respect to the Property that will be binding on Buyer after Closing.

(x)            Exhibit “D” attached hereto lists all of the Service Contracts that affect the Property and the service provider under each Service Contract, and Seller has (or will, as contemplated in Section 5 of this Agreement) delivered true, correct and complete copies of the Service Contracts to Buyer that are in Seller's possession or control. There are no management, maintenance, service or other contracts with respect to the Property other than the Service Contracts, the Service Contracts are presently in full force and effect, have not been modified, supplemented or amended, and are the entire agreement between Seller and the other parties thereto; Seller has fully and completely paid and performed all of the duties, obligations, liabilities and responsibilities of the owner of the Property under the Service Contracts arising on or before the date hereof; and, as of the Closing Date, there will be no management, maintenance, service or other contracts with respect to the Property and entered into by Seller, other than the Service Contracts. Neither Seller nor, to Seller’s knowledge, any party to a Service Contract is in default under any Service Contracts.

(xi)          The Leases are the only contracts permitting any party to possess any part of the Property, and there are no options, rights of first refusal or instrument of any kind which grant to any person or entity the right to purchase or otherwise acquire the Property.

(xii)         There are no actual or pending impositions of any assessments for public improvements and no such improvements have been constructed or planned that would be paid for by means of assessments upon the Property.

(xiii)        Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Service Contracts which Buyer elects to assume in accordance with this Agreement, (ii) the Leases, and (iii) the Permitted Exceptions.

(b)            Seller Covenants. During the term of this Agreement, Seller covenants: (i) to cause the Property to be maintained in its present order and condition, normal wear and tear and damage from casualty excepted, and to cause the continuation of the normal operation thereof and the continuation of the normal practice with respect to maintenance and repair in the ordinary course of business so that the Property will, except for normal wear and tear and damage from casualty, be in substantially the same condition on the Closing Date as on the Effective Date; (ii) to comply with all obligations of the “lessor” or “landlord” under the Leases with respect to the Property; (iii) to relay any communications from tenants about its lease or lease terms within 48 hours to Buyer; (iv) to not enter into any new lease which will be binding upon the Buyer or Property at or subsequent to Closing without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed; (v) to not enter into any new Service Contract or other like contracts for the Property which will be binding upon Buyer or the Property at or subsequent to Closing, without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed; (vi) to not sell, further pledge, or otherwise transfer or dispose of all or any part of any Property; (vii) to maintain in full force and effect all insurance coverage presently in effect on the Property; (viii) to not grant any new encumbrances on or about the Property or any portion thereof which will be binding upon the Buyer or Property at or subsequent to Closing, without the prior written consent of Buyer with the exception of the easement referenced in Section 7(e) above; (ix) to not enter into any brokerage commission or fee agreement or arrangement which will be binding on Buyer or affect the Property after Closing, without the prior written consent of Buyer; (x) to take commercially reasonable actions necessary to ensure that the Property is in compliance with all applicable laws, orders, rules and regulations applicable to the Property and the operation thereof; (xi) not grant any options, rights of first refusal or other instrument of any kind which grants to any person or entity the right to purchase or otherwise acquire any interest in the Property; and (xii) to use commercially reasonable efforts to obtain executed Estoppels from all Tenants and, to the extent required by Buyer’s lender, SNDAs from each tenant of the Property no later than Closing on commercially reasonable forms.

(c)            Buyer Representations and Warranties. Buyer makes the following representations and warranties to Seller as of the Effective Date and as of the Closing Date:

(i)            Buyer is a corporation, duly organized, and validly existing under the laws of the State of Maryland. The Buyer further represents and warrants that this Agreement and all documents executed by Buyer that are to be delivered to Seller at the Closing: (A) are, or at the time of such Closing will be, duly authorized, executed and delivered by Buyer, (B) do not, and at the time of the Closing will not, violate any provision of any agreement or order to which the Buyer is a party or to which the Buyer is subject, and (C) constitute (or in the case of documents executed by Buyer that are to be delivered to Seller will constitute) a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

(ii)           Buyer has the full lawful right, power and authority to enter into this Agreement and to consummate the transaction contemplated herein, including, but not limited to, the issuance of the OP Units to Seller or its assignee. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Buyer pursuant to this Agreement shall be, duly authorized, executed and delivered by Buyer and shall be, valid and legally binding upon Buyer and enforceable in accordance with their respective terms. The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not and do not violate any provision of any agreement, instrument, order, judgment or decree to which either Buyer is a party or by which it is bound.

(iii)          Buyer has not (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (D) suffered the attachment or other judicial seizure of all, or substantially all, of the Buyer’s assets, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.

(iv)           The sources of funds for payment by Buyer of the Purchase Price are not sources of funds which would be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture) or 21 U.S.C. § 881 (Drug Property Seizure), Executive Order 13224, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the USA Patriot Act). Neither Buyer nor any person or entity owning an interest in Buyer is a person or entity with whom U.S. persons are restricted from doing business under regulation of the Office of Foreign Assets Control of the Department of Treasury (“OFAC”), including those named on OFAC’s Specially Designated and Blocked Persons list, or under any statute, regulation or executive order (including Executive Order 13224), or by other governmental action.

(d)            Survival Period. The parties agree that the representations, warranties and covenants contained in Sections 11(a) and 11(c) shall survive Closing for a period of one year (the “Survival Period”). In the event a written claim is made within the Survival Period, the Survival Period shall toll with respect to such claim while such claim is outstanding. No claim may be made based on any breach of any representations or warranties contained in this Agreement after expiration of the Survival Period.

12.           Conditions Precedent.

(a)            Buyer Conditions Precedent. Buyer’s obligation to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction or performance of the following terms and conditions, any one or more of which may be waived in writing by Buyer in its sole discretion, in whole or in part, on or as of the Closing Date:

(i)            All of the representations or warranties of Seller provided in this Agreement shall be true and correct in all material respects as of Closing;

(ii)           Citibank N.A, the sole tenant on the Property, has not exercised its right of first refusal and right of first offer under its Lease;

(iii)          Buyer, in its sole and absolute discretion, has obtained the information and cooperation from Seller and certain third parties necessary to meet its reporting requirements with the Securities and Exchange Commission (“SEC”), including, but not limited to, its obligation to complete an audit of the Property pursuant to Rule 3-14 of Regulation S-X (a “Rule 3-14 Audit”) or, in the alternative, Buyer has obtained a waiver or partial waiver (where some, but not all, information is available) from the SEC that Buyer believes, in its sole and absolute discretion, is sufficient to allow Buyer to meet its SEC reporting requirements with respect to a purchase of the Property;

(iv)           Seller shall have performed and observed all covenants and agreements contained in this Agreement to be performed and observed by Seller as of the Closing;

(v)            Buyer shall have confirmed that the OP Units can be issued to Seller or its assignee in a manner that complies with all rules, regulations and statutes, including all securities regulations;

(vi)           As of the Closing Date, the Title Company shall be prepared to issue, or unconditionally commit to issue, to Buyer the Title Policy in accordance with the Commitment in the aggregate amount of the Purchase Price, extending the effective date to the Closing Date and including any endorsements required by Buyer’s lender, insuring Buyer as owner of the Property, and removing all exceptions other than Permitted Exceptions;

(vii)          Buyer shall have received an estoppel certificate addressed to Buyer (or Buyer’s assignee) and Buyer’s lender from Tenants leasing at least ninety-five percent (95%) of the gross leasable area of the Building(s), in substantially the form attached hereto as Exhibit “H” or in form reasonably required by Buyer’s Lender (the executed estoppel certificate is referred to herein as the “Estoppel Certificate”); provided, however, if a form of estoppel certificate is required by the applicable lease or it is Tenant’s policy to use a particular form of estoppel certificate, such form shall be deemed acceptable to Buyer and Buyer’s lender. No later than the expiration of the Due Diligence Period, Buyer shall provide Seller with fully completed forms of tenant estoppel certificates. The Estoppel Certificate shall be deemed approved in the form received from Tenant if Buyer has not given written objection thereto to Seller prior to the earlier of (a) five (5) business days after receipt by Buyer, or (b) the Closing Date. If any Estoppel Certificate delivered to Buyer is deemed unacceptable by Buyer or Seller has not procured the required Estoppel Certificates by Closing, then, provided Buyer has not waived its right to receive the required Estoppel Certificate(s), Seller or Buyer shall have the right to extend Closing up to ten (10) business days for Seller to pursue and deliver to Buyer such item(s);

(viii)        Buyer shall have received a subordination, non-disturbance and attornment agreement (“SNDA”) from any Tenant with a recorded memorandum of lease, short form lease, option to purchase or right of first refusal and any other Tenant required by Buyer’s lender. If a form of SNDA is otherwise required by the applicable lease or it is the policy of a Tenant that a particular form SNDA be used, such form shall be deemed acceptable to Buyer and Buyer’s lender. Otherwise, Buyer shall request an SNDA in the form attached hereto as Exhibit “I”. If any SNDA delivered to Buyer is deemed unacceptable by Buyer or Buyer’s lender or Seller has not procured the required SNDAs by Closing, then, provided Buyer has not waived its right to receive the required SNDAs, Seller or Buyer shall have the right to extend Closing by up to ten (10) business days for Seller to pursue and procure such item;

(ix)          No uncured change to the Property shall have occurred since the expiration of the Due Diligence Period that materially and adversely affects the value, use or operation of the Property, provided such change does not result from ordinary wear and tear, Buyer’s acts, Seller’s compliance with the terms of this Agreement, matters relating to casualty or condemnation which have been waived by Buyer, or any matters outside the reasonable control of Seller.

(b)            Failure to Satisfy Buyer’s Conditions Precedent. If any of the conditions precedent provided in Section 12(a) above have not been satisfied as of the Closing Date (as same may be extended), then Buyer may, at its option, by written notice delivered to Seller no later than the Closing Date, (i) terminate this Agreement in writing, whereupon Buyer and Seller shall have no further obligations, one to the other, with respect to the subject matter of this Agreement, except for obligations expressly surviving termination or (ii) extend the Closing Date for an additional ten (10) business days in order to satisfy such condition prior to Closing or (iii) waive such condition precedent and proceed to Closing with no reduction in the Purchase Price. If Buyer does not timely terminate this Agreement in accordance with the preceding sentence, such condition precedent shall be deemed waived and this Agreement shall continue in full force and effect as modified thereby. In the event this Agreement is terminated as a result of the failure of any condition set forth in Section 12(a) and Buyer is not in default hereunder, Escrow Agent shall return the Earnest Money to Buyer; provided, however, if a failed condition precedent hereunder is also a breach or default by Seller, then Buyer shall be entitled to pursue the remedies available to it pursuant to Section 14 hereof and the Earnest Money shall be disbursed pursuant to Section 14 hereof.

(c)            Seller Conditions Precedent. Seller’s obligation to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction or performance of the following terms and conditions, any one or more of which may be waived in writing by Seller in its sole discretion, in whole or in part, on or as of the Closing Date:

(i)            All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing;

(ii)           Buyer shall have confirmed that the OP Units can be issued to Seller or its assignee in a manner that complies with all rules, regulations and statutes, including all securities regulations; and

(iii)          Buyer shall have performed and observed in all material respects all covenants and agreements of this Agreement to be performed and observed by Buyer as of the date of Closing, including, without limitation, funding in escrow the balance of the Purchase Price, plus the costs, expenses and prorations (if any) required to be paid by Buyer hereunder, and subject to any opportunities to cure provided to Buyer by this Agreement.

13.           Possession. Possession of the Property shall be delivered to Buyer at Closing, subject only to the Leases and Service Contracts assigned to Buyer in accordance with this Agreement and the Permitted Exceptions.

14.           Remedies.

(a)            Buyer Default. Except for any failure waived in writing by Seller, if the purchase and sale of the Property is not consummated in accordance with the terms and conditions of this Agreement due to circumstances or conditions which constitute a default by Buyer under this Agreement or if any of the representations and warranties made by Buyer under this Agreement shall be inaccurate or incorrect in any material respect as of Closing, after ten (10) days’ notice to Buyer, the Earnest Money shall be delivered to Seller as full liquidated damages for such default. Seller and Buyer acknowledge that Seller’s actual damages in the event of a default by Buyer under this Agreement will be difficult to ascertain, that such liquidated damages represent the Seller’s and Buyer’s best estimate of such damages, and that Seller and Buyer believe such liquidated damages are a reasonable estimate of such damages. Seller and Buyer expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, in the event of Buyer’s default and as compensation for Seller’s taking the Property off the market during the term of this Agreement. Seller hereby waives and releases any right to sue Buyer, and hereby covenants not to sue Buyer, for specific performance of this Agreement or to prove that Seller’s actual damages exceed the Earnest Money which is herein provided Seller as full liquidated damages.

(a)            Seller Default. Except for any breaches waived in writing by Buyer, if Seller breaches any of its covenants or obligations under this Agreement in any material respect or has failed, refused or is unable to consummate the purchase and sale contemplated herein by the Closing Date or if any of the representations and warranties made by Seller under this Agreement shall be inaccurate or incorrect in any material respect as of Closing, provided Buyer is not then in default of its obligations under this Agreement, Buyer shall have, as its sole and exclusive remedy after ten (10) days’ notice to Seller, to elect either to: (A) terminate this Agreement and receive the return of the Earnest Money (plus any accrued interest), in which event (i) Seller shall pay the cancellation charges of Escrow Agent and reimburse Buyer for its demonstrated actual out-of-pocket fees, costs and expenses, including but not limited to legal and other professional fees, incurred by Buyer in connection with the transaction contemplated by this Agreement up to a limit of $250,000.00, and (ii) this Agreement shall have no further force and effect, except for those matters expressly intended to survive termination of this Agreement; or (B) commence an action for specific performance of this Agreement if the nature of Seller’s default has not rendered specific performance unavailable, but any action for specific performance must be commenced, if at all, within sixty (60) days of Buyer’s knowledge of Seller’s default; or (C) waive the default or failure and close “as is” with no reduction in the Purchase Price. Buyer expressly waives any right to recover, benefit-of-bargain, consequential or speculative damages.

(b)            In the event that any litigation shall arise between the parties hereto as to the subject matter of this Agreement, the prevailing party in such litigation shall be entitled to recover from the non-prevailing party, in addition to any other damages such party shall be entitled to receive pursuant to this Agreement, all of its court costs and reasonable attorneys’ fees.

15.           Casualty; Risk of Loss; Insurance. Between the date of this Agreement and Closing, the risks and obligations of ownership and loss of the Property and the correlative rights against insurance carriers and third parties shall belong to Seller. In the event of any material damage or destruction of any portion of the Property prior to Closing not caused by or through Buyer, Buyer shall have the right, at Buyer’s sole discretion, to terminate this Agreement by giving written notice thereof to Seller prior to Closing, in which event the Earnest Money shall be refunded to Buyer and Buyer and Seller shall have no further obligations, one to the other, with respect to the subject matter of this Agreement, except for obligations expressly surviving termination. If Buyer does not so terminate this Agreement, the transaction contemplated by this Agreement shall be closed in accordance with the terms hereof and Seller shall pay to Buyer at Closing all insurance proceeds it has received for such casualty before Closing by reason of such casualty loss and at Closing Seller shall assign to Buyer any rights to future insurance proceeds by reason of such casualty loss, and Seller shall also remit to Buyer at Closing an amount equal to Seller’s insurance deductible applicable to such casualty loss. Seller shall maintain in force its current casualty insurance coverage on the Property until the Closing of the transaction contemplated by this Agreement. Seller agrees to take all action reasonably necessary to assist Buyer in obtaining any insurance proceeds which are assigned to Buyer pursuant to the terms herein. For the purposes of this Section 15, “material damage or destruction” shall mean any loss or damage to the Property which permanently and materially impairs the current use of the Property or costs in excess of $20,000.00 to repair or restore the Property to its condition prior to such casualty whether or not such damage is covered by insurance.

16.           Condemnation. If, prior to Closing, the Property or any portion thereof which, in the reasonable judgment of Buyer, would have a material adverse effect on the operation of the Property, is taken, or subject to being taken, under pending condemnation, eminent domain or similar governmental confiscatory proceedings, Buyer, at its sole option, by notice to Seller within twenty (20) days following the date on which Buyer has actual knowledge of such occurrence, may elect to terminate this Agreement, in which event the Earnest Money shall be returned to Buyer, and Buyer and Seller shall have no further obligations, one to the other, with respect to the subject matter of this Agreement, except for obligations expressly surviving termination. If Buyer elects not to terminate this Agreement or otherwise does not duly terminate this Agreement pursuant to this Section 16, the transaction contemplated by this Agreement shall be closed in accordance with the terms hereof and Seller shall pay to Buyer at Closing the amount of any proceeds it has received pursuant to such condemnation or eminent domain before Closing, and assign to Buyer any rights to future proceeds related thereto, subject in either event and in all respects to rights of tenants under Leases.

17.           Broker and Commission. All negotiations relative to this Agreement and the purchase and sale of the Property as contemplated by and provided for in this Agreement have been conducted by and between Seller and Buyer without the intervention of any person or other party as agent or broker. Buyer and Seller each agree to indemnify and hold harmless the other from and against any and all costs and expenses (including, without limitation, attorneys’ fees) relating to any claims for brokerage or finder’s fees or commissions made by any broker or agent as a result of any representations or agreements alleged to have been made by Buyer or Seller, as the case may be, to or with such broker or agent as a result of any negotiations or communications in connection with the Property or the transaction contemplated by this Agreement. The provisions of this Section 17 shall survive Closing.

18.           Notices. All notices and other communications given pursuant to this Agreement shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, (c) sent by nationally recognized overnight courier, or (d) sent by way of electronic mail, which, if receipt of which is not confirmed by the addressee of such electronic mail message within twenty-four (24) hours, then such message shall be followed by a confirmatory letter sent by notice methods (a), (b) or (c) above. Notice sent by certified mail, postage prepaid, shall be effective and deemed received three (3) business days after being deposited in the United States mail; notices sent by nationally recognized overnight carrier shall be effective and deemed received one (1) business day after being deposited with such recognized overnight carrier; and all other notices shall be effective upon the date such notice was sent to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision:

To Buyer:	Medalist Diversified REIT, Inc. P. O. Box 8436 Richmond, VA 23226 Attn: Brent Winn, Jr. Phone: 804-338-7708 Email: bwinn@medalistreit.com

To Seller:	RMP N. Central Ave, LLC 1801 West End Avenue, Ste. 1050 Nashville, TN 37203 Attn: Frank Kavanaugh Email: fkav@fortashford.com

To Escrow Agent:	Fidelity National Title-NCS 1 E. Washington Street, #450 Phoenix, AZ 85004 Attn: Shannon Mooring Phone: 602-343-7558; Email: Shannon.mooring@fnf.com

19.           General Provisions.

(a)            Assignment. Except as provided in this Section 19(a), this Agreement may not be assigned by Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed. The foregoing sentence to the contrary notwithstanding, Buyer may assign this Agreement without the prior written consent of Seller to a partnership, corporation or limited liability entity which expressly assumes in writing all obligations of Buyer under this Agreement and which is controlled by, controlling, under common control with or affiliated with Buyer and (each, a “Permitted Assignee”). Upon an assignment of this Agreement to a Permitted Assignee, the term “Buyer” shall be deemed to include such Permitted Assignee. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective successors and assigns. Buyer and the Permitted Assignee shall be jointly and severally liable for all obligations arising under this Agreement until Closing is consummated, after which event, the original Buyer hereunder shall be automatically fully and forever released and discharged by Seller of all liability under this Agreement and all closing documents except for those obligations that expressly survive Closing hereunder.

(b)            Headings and Caption. The use of headings, captions and numbers in this Agreement is solely for the convenience of identifying and indexing the various provisions in this Agreement and shall in no event be considered otherwise in construing or interpreting the scope of this Agreement or any provision thereof.

(c)            Exhibits. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

(d)            Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them at the point where first defined, irrespective of where their use occurs, with the same effect as if the definitions of such terms were set forth in full and at length every time such terms are used.

(e)            Pronouns. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural.

(f)             Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

(g)            Non-Waiver. Unless otherwise expressly provided in this Agreement, failure by any party to complain of any action, non-action or breach of any other party shall not constitute a waiver of any aggrieved party’s rights hereunder. Waiver by any party of any right arising from any breach of any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

(h)            Time of Essence. Except as otherwise expressly provided in this Agreement, time is of the essence of this Agreement.

(i)             Business Day; Dates. The term “business day” shall mean any day other than a Saturday, Sunday, or other day (a “Holiday”) on which commercial banks in the city where the Land is located are authorized or required to close under the laws of the state where the Land is located. In the event that any day herein falls on a Saturday, Sunday or a Holiday, said day shall be deemed to be extended until the end of the next day which is not on a Saturday, Sunday or a Holiday. Anywhere a day certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date.

(j)             Facsimile and Electronic Mail as Writing. The parties expressly acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, the printed or digital product of a facsimile or electronic mail transmittal, including counter parts as provided in Section 19(k), shall be deemed to be “written” and a “writing” for all purposes of this Agreement.

(k)            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument. It shall not be necessary for all the parties to execute each counterpart for this Agreement to be binding and this Agreement shall be binding if each party executes at least one counterpart hereof.

(l)             Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws in force in the state in which the Land is located, without regard to the conflicts of laws doctrine of such state, and the venue for any action related to this Agreement shall be in a federal or state court of competent jurisdiction in the county where the Land is located.

(m)           Entire Agreement; Modification. This Agreement supersedes all prior discussions and agreements among Seller and Buyer with respect to the purchase and sale of the Property and other matters contained herein, and this Agreement contains the sole and entire understanding among Seller and Buyer with respect thereto. This Agreement may not be changed or terminated orally, but may only be changed or amended by a writing duly executed by both Seller and Buyer. Stipulations and covenants set forth herein shall apply to and bind the heirs, executors, administrators, successors and assigns of the respective parties, subject to the provisions of Section 19(a). This Agreement shall not be binding until signed by both Buyer and Seller.

(n)            Counsel. Each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.

(o)            No Construction Against Preparer. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have prepared or imposed such provision.

(p)            Confidentiality.  Seller and Buyer agree to keep the terms and conditions of this Agreement confidential except as permitted by this Section.  Accordingly, neither party shall disclose the terms and conditions of this Agreement to any other person or entity other than (i) such party’s attorneys, accountants, lenders, investors, consultants, representatives, employees and agents, and (ii) such other parties as are required by law or by court order, without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that this confidentiality requirement shall not survive the Closing.

(q)            1031 Exchange. Seller and Buyer acknowledge that both parties have the right to sell and purchase the Property under the provisions of an Internal Revenue Service Section 1031 Tax Deferred Exchange (the “Exchange”). Seller and Buyer hereby agree to cooperate in executing any document required by such an Exchange provided that (i) each party incurs no additional cost or liability due to such an Exchange and (ii) the Closing shall not be delayed or affected by an Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the obligations under this Agreement of the party conducting the Exchange and (iii) the party conducting an Exchange (the “Exchangor”) shall effect the Exchange through a qualified intermediary and the other party shall not be required to acquire or hold title to any real property for the purposes of consummating such Exchange and (iv) the Exchangor shall indemnify, defend and hold harmless the other party from and against any costs, expense, or liabilities incurred as a result of the Exchange conducted by the Exchangor, included, but not limited to, reasonable legal fees, accounting fees and any other expenses incurred as a result of an I.R.S. audit of the Exchange. Neither party shall by this agreement of acquiescence to an Exchange (1) have its rights under this Agreement affected in any manner, or (2) be responsible for compliance with or be deemed to have warranted to the party conducting the Exchange that such Exchange in fact complies with §1031 of the Code.

(r)            IRC Section 721 Exchange. The parties hereto acknowledge that they intend to engage in a Section 721 Exchange (the “UPREIT”) pursuant to Section 721 of Title 26 of the Internal Revenue Code (the “IRC”) with respect to this transaction. As such, the parties agree to reasonably cooperate with each other in connection with the UPREIT, including the execution of documents, at no additional cost, liability or delay in closing this transaction to the cooperating party, but that the Closing Date shall not be extended on this account. Each party agrees to indemnify the other party against any claims or liabilities resulting solely from structuring the transaction as an UPREIT. Seller and Buyer shall not by participation in any such UPREIT (i) be required to undertake any obligations of third parties, or (ii) be responsible for compliance with Section 721 of the IRC.

(s)            Intentionally deleted.

[The remainder of this page is intentionally left blank.]

SIGNATURE PAGE TO AGREEMENT FOR PURCHASE AND SALE

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

SELLER:

RMP N. CENTRAL AVE, LLC
a Delaware limited liability company

By:	/s/ Frank Kavanaugh
Name:	Frank Kavanaugh
President and CEO
Title:	Authorized Signatory

Date:	February 15, 2024

BUYER:

MEDALIST DIVERSIFIED REIT, INC.,
a Maryland corporation

By:	/s/ Brent Winn
Name:	Brent Winn
Title:	Chief Financial Officer
Date:	February 15, 2024

The undersigned acknowledges receipt of the Agreement on February ___, 2024.

ESCROW AGENT:

FIDELITY NATIONAL TITLE-NCS

By:
Name:	Shannon Mooring
Title:

EXHIBITS

A	Legal Description
B	Personal Property
C	Leases
D	Service Contracts
E	Escrow Agent Addendum
F	Due Diligence Delivered to Buyer
G	Form of Estoppel
H	Form of SNDA

EXHIBIT A

LEGAL DESCRIPTION

Parcel 1:

Lots 6, 7, 8 and 10 in Block 1 in J.E. White's Resubdivision of J.E. White Addison Gardens of Section 21, To'Mlship 40 North, Range 13 East of the Third Principal Meridian, in Cook County, Illinois.

Parcel 2:

Lot 9 in Block 1 in Resubdivision of J.E. White's Addison Gardens, a Subdivision of Lot "A" in Partition of the West 1/2 of the Southwest 1 /4 of Section 21, Township 40 North, Range 13 East of the Third Principal Meridian, in Cook County, Illinois.

Parcel 3:

Lot 5 in Block 1 J. E. White's Resubdivision of J. E. White's Addison Gardens being a subdivision of Lot "A" in partition of the West 1/2 of the Southwest 1/4 of Section 21, Township 40 North, Range 13 East of the Third Principal Meridian, in Cook County, Illinois.

Note: For informational purposes only, the land is known as: 3535 North Central Avenue Chicago, IL 60634

Real Estate Tax Parcel Numbers: 13-21-300-006-0000 (Lot 6, Parcel 1), 13-21-300-007-0000

(Lot 7, Parcel 1), 13-21-300-008-0000 {Lot 8, Parcel I), 13-21-300-010-0000 (Lot 10, Parcel 1),

13-21-300-09-0 (Lot 9, Parcel 2) and 13-21-300-005-0000 (Lot 5, Parcel 3)

As surveyed:

Lots 5, 6, 7, 8, 9 and 10 in Block 1 in J.E. White's Resubdivision of J.E. White's Addison Gardens being a Subdivision of Lot "A11 in partition of the West 1/2 of the Southwest 1/4 of Section 21, Township 40 North, Range 13 East of the Third Principal Meridian, in Cook County, Illinois.

EXHIBIT B

PERSONAL PROPERTY

NONE.

EXHIBIT C

LEASES

That certain Retail Lease Agreement dated March 24, 2015 (“Citibank Lease”) by and between CP Sunshine 2 LLC (Seller’s predecessor-in-interest), and Citibank, N.A, including Amendment No. 1 to the Citibank Lease dated December 12, 2023.

EXHIBIT D

SERVICE CONTRACTS

None.

EXHIBIT E

ESCROW AGENT ADDENDUM

This Escrow Agent Addendum (the “Addendum”) is hereby made a part of that certain Purchase and Sale Agreement dated as of the Effective Date (the “Agreement”) by and between Seller, Buyer and Escrow Agent for the sole purpose of memorializing the terms of this Addendum. Capitalized terms utilized herein and not otherwise defined shall have the meaning set forth in the Agreement.

Seller and Buyer have agreed and are desirous and willing that the closing of the transaction contemplated by the Agreement take place in accordance with the terms and provisions of this Addendum.

NOW, THEREFORE, in furtherance of the transaction contemplated hereby and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Seller and Buyer hereby appoint Escrow Agent to hold Earnest Money, and Escrow Agent accepts appointment and agrees to act in accordance with the terms of this Addendum and the Agreement. It is hereby expressly agreed that in the event a conflict should arise as between the terms of this Addendum and those of the Agreement, the terms of this Addendum shall control. Seller and Buyer agree (a) that Escrow Agent shall be a stakeholder only and not liable for any losses, costs or damages it may incur in performing its responsibilities hereunder unless such losses, costs or damages shall arise out of the willful default or gross negligence of Escrow Agent or its agents, (b) that no releases or disbursements shall be made hereunder except upon consistent written instructions from both Seller and Buyer, their respective counsel or their successors or assigns; (c) that in the event of a dispute hereunder between Seller and Buyer (or their successors or assigns), Escrow Agent shall have the right, exercisable in its sole discretion, to be discharged by tendering unto the registry or custody of any court of competent jurisdiction, the closing documents and the Escrow Funds, together with any such legal pleadings as it deems appropriate; and (d) that in the event Escrow Agent tenders the funds to the court in an interpleader action, Escrow Agent shall have the right to charge an additional administrative fee of $500.00 towards its costs.

2.             Escrow Agent shall disburse the Escrow Funds held in accordance with the terms of the Agreement, or as otherwise provided by the written instruction from both Buyer and Seller, or their respective counsel. Said written instructions may not be unreasonably withheld and may be given in duplicate counterparts and by electronic mail. Escrow Agent requests delivery of such instructions at least 24 hours before disbursement is needed. Escrow Agent shall have the right to deduct Escrow Agent’s unpaid fee and any costs Escrow Agent has incurred for overnight delivery charges or wire transfer fees from the Escrow Funds held prior to disbursement.

3.             Upon receipt of any written certification from Seller or Buyer claiming the Escrow Funds pursuant to the provisions of the Agreement, Escrow Agent shall promptly notify the non-requesting party and unless the non-requesting party within 5 business days from receipt of said notice objects to the requested disbursement of the Escrowed Funds, Escrow Agent shall disburse the Escrow Funds to the requesting party and shall thereupon be released and discharged from any further duty or obligation hereunder.

4.             All checks, money orders, wires or drafts sent to Escrow Agent under this Addendum will be processed for collection in the normal course of business. Escrow Agent will not commingle funds received by it in escrow with funds of others and, if required by the Agreement, shall invest such funds in a money market account with a federally insured bank or in a money market fund rated AAA by at least one nationally-recognized rating firm. Escrow Agent shall not be liable for any loss caused by the failure, suspension, bankruptcy or dissolution of any such investment vehicle or fund.

5.             Escrow Agent shall not be liable for any loss or damage resulting from the following: (a) any default, error, action or omission of any other party, except its agents, employees, and representatives; (b) the expiration of any time limit unless such time limit was known to Escrow Agent and such loss is solely caused by failure of Escrow Agent to proceed in its ordinary course of business; (c) any loss or impairment of funds while invested in a money market fund that was AAA-rated at the time of the investment or on deposit with a federally insured Bank, resulting from failure, insolvency or suspension of such bank or fund; (d) Escrow Agent complying with any and all legal process, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

6.             Escrow Agent shall be entitled to rely upon the instructions of Seller and Buyer and other matters covered by the instructions from Seller and Buyer, and Escrow Agent shall not be required to investigate the authority of the person executing and delivering such instructions, or otherwise verify the accuracy of the statements of information presented therein, unless such failure to so act would constitute willful wrongful act or omission or gross negligence.

7.             The terms and provisions of this Addendum are for the benefit of Seller, Buyer and Escrow Agent and their respective successors and assigns only. Nothing contained herein shall be deemed or construed to inure to the benefit of any other person or party, it being the express intent of Seller, Buyer and Escrow Agent that no such person or party shall be entitled to any of the benefits hereof, except as herein expressly provided.

8.             Time is of the essence of this Addendum. This Addendum may be executed by electronic signatures, which for all purposes shall be deemed to constitute originals. This Addendum may be executed in counterparts, all of which when taken together shall be deemed one original.

9.             Pursuant to 26 CFR § 1.468B-7, any interest earned on the funds held in escrow shall accrue to the benefit of the party entitled to such interest under the Agreement and said beneficiary authorizes Escrow Agent to sign any necessary signature cards on its behalf.

EXHIBIT F

RESERVED

EXHIBIT G

FORM OF ESTOPPEL

Citibank, N.A. ("Tenant") hereby certifies to RMP N. Central Ave, LLC (“Landlord”), as follows, as of the date last set forth below:

1.             Tenant is the tenant under that certain lease described in Exhibit A attached hereto (as amended, supplemented and/or assigned, the “Lease”) between Landlord, as landlord, and Tenant, as tenant, demising to Tenant certain premises as more particularly described in the Lease (the “Premises”) located at 3535 North Central Avenue, Chicago, IL 60634.

2.             To Tenant’s knowledge, the Lease is in full force and effect and represents the entire agreement between Tenant and Landlord with respect to the Premises.

3.             (a) Annual Basic Rent has been paid through _____________.

(b) Current Annual Basic Rent for the Premises is $__________.

(c) No Annual Basic Rent (excluding security deposits, if any) has been paid more than one (1) month in advance of its due date under the Lease, except as indicated below (none).

(d) The security deposit, if any, paid by Tenant to Landlord in connection with the Lease is none.

4.             The current term of the Lease will expire pursuant to its terms on June 30, 2031.

5.             To Tenant’s knowledge and except as set forth in the Lease, there are no offsets, deductions, or credits against rentals payable by Tenant under the Lease.

6.             To Tenant’s knowledge, (i) neither Landlord nor Tenant is in default in the payment or performance of its respective obligations under the Lease, and (ii) there is no condition existing which with the passing of time or the giving of notice, or both, would constitute a default or event of default under the Lease.

7.             This Estoppel Certificate (this “Certificate”) may solely be relied upon by and inure to the benefit of Landlord and Medalist Diversified REIT, Inc. (but solely in its capacity as purchaser of the property).

As used in this Certificate, “to Tenant’s knowledge” means to the actual, present knowledge (without duty to investigate or make any inquiry) of the person executing this Certificate, who in the normal course of business would be informed of material information regarding the Lease.

Anything herein to the contrary notwithstanding, nothing contained in this Certificate shall constitute (i) a waiver of any of Tenant's rights to request or perform an audit, inspection or examination of the books and records of Landlord (or those acting under the authority or direction of Landlord) or a waiver or release of any of Tenant’s rights and/or remedies with respect to any matters that may be disclosed pursuant to any such audit, inspection or examination or (ii) a waiver or release of any of Tenant’s rights and/or remedies with respect to any overpayment by Tenant, notwithstanding that the foregoing might arise subsequent to the date of this Certificate and further notwithstanding that the exercise by Tenant of any such rights and/or remedies may relate to matters preceding the date last set forth below.

Nothing in this Certificate modifies the Lease or any of its terms, and the person executing this Certificate is not authorized to modify the Lease in any manner by execution of this Certificate.

All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Lease.

Electronic Signatures. Notwithstanding any law or presumption to the contrary, the execution of this Estoppel Certificate may be effected by a signature delivered via facsimile, electronic mail or other electronic means (including pdf or any electronic signature complying with applicable law, collectively, “Electronic Signature”), and any signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes as if the same were an original ink signature of Tenant.

Dated: _______________, 2024	TENANT:

CITIBANK, N.A.

By:
Name: Nan Molofsky
Title: Vice President

EXHIBIT A

Description of the Lease

Retail Lease Agreement between CP Sunshine 2 LLC, as Landlord, and Citibank, N.A., as Tenant, dated March 24, 2015 ("Lease")

Memorandum of Lease Agreement, dated March 24, 2015

Subordination, Non-Disturbance and Attornment Agreement, dated March 24, 2015

CP Sunshine 2 LLC assigned the Lease to The Silveira Family Company, LLC, on December 6, 2016.

Notice letters by or on behalf of Tenant (or its predecessor) to Landlord (or its predecessor), dated September 30, 2015; May 3, 2017; May 1, 2020; and June 5, 2023

Notice letters by or on behalf of Landlord (or its predecessor) to Tenant (or its predecessor), dated April 6, 2015; December 7, 2016; July 19, 2022; December 22, 2022; and April 14, 2023

EXHIBIT H

FORM OF SNDA

[DRAFTING NOTE: BUYER RESERVES THE RIGHT TO REPLACE THIS FORM SNDA WITH THE FORM REQUIRED BY BUYER’S LENDER AND ACCEPTABLE TO SELLER]

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made and entered into as of the _____ day of _____________, 202__, by and between _______________________________ (“Landlord”), _______________________ (“Lender”), and ____________________________ (“Tenant”).

WITNESSETH:

WHEREAS, the Landlord owns all right, title and interest in that certain real property being, lying and situated in ___________ County, State of _________________, and more particularly described on Exhibit A attached hereto (the “Property”); and

WHEREAS, the Property and the improvements located thereon are the subject of a lease agreement dated ________________ made by and between the Landlord (or its predecessor-in-interest) and Tenant (together with all modifications thereto, the “Lease”), whereby the Tenant has agreed to lease all or a portion of the Property and the improvements located thereon from Landlord (the “Leased Premises”); and

WHEREAS, a promissory note has or will be given to the Lender, secured by, among other things, a Deed of Trust, Assignment of Rents and Security Agreement from Landlord to Lender (collectively the “Security Instrument”), encumbering the Property and the Leased Premises and recorded or to be recorded with the real estate records where the Property is located; and

WHEREAS, it is the desire and intention of the parties hereto to subordinate the operation of the Lease for the full term thereof to the lien and operation of the Security Instrument, so that the Security Instrument shall and will become a lien upon the Leased Premises and the Lease will be subordinated thereto in every manner whatsoever, subject to the express terms hereof.

NOW, THEREFORE, the parties thereto intending to be legally bound hereby, for and in consideration of the mutual covenants contained herein, the sum of Ten and No/100ths Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.             Subordination. The Lease, together with all rights, options, liens and charges created thereby, is and shall be junior, inferior, subject and subordinate in each and every respect to the lien, operation and effect of the Security Instrument and to any and all advancements made thereunder and to any renewals, modifications, consolidations, replacements, advances and extensions thereof and all other documents, including an Assignment of Leases, Rents and Profits executed by Landlord in favor of Lender (the “Assignment”), and all extensions, modifications and renewals thereof, now or hereafter additionally securing said sum, to the same extent as if such Security Instrument and other documents have been executed, delivered and recorded prior to the execution of the Lease, subject to the terms of this Agreement.

2.             Non-Disturbance. The Lender does hereby agree with the Tenant that, so long as the Tenant complies with the terms, conditions and covenants of the Lease and performs its obligations under the Lease, (a) the Lender will take no action which will interfere with or disturb the Tenant’s possession or lawful use of the Leased Premises or other rights under the Lease, and (b) in the event the Lender becomes the owner of the Property by foreclosure, conveyance in lieu of foreclosure or otherwise, the Property shall be subject to the Lease and the Lender shall recognize the Tenant as a tenant on the Property for the remainder of the term of the Lease in accordance with the provisions thereof; provided, however, that in no event shall the Lender be liable for any act or omission of any prior landlord, or subject to any offsets or defenses which the Tenant might have against any prior landlord, nor shall the Lender be bound by any rent or additional rent which the Tenant might have paid for more than the current month to any prior landlord (other than prepaid estimates for tax, insurance and common area maintenance charges paid in the ordinary course as such estimates become due under the Lease) nor shall it be bound by any amendment or modification of the Lease made without its consent or liable for any security deposit the Tenant might have paid to the Landlord or any other person, except to the extent the Lender has actually received said security deposit.

3.             Attornment. The Tenant does hereby agree with the Lender that in the event the Lender becomes the owner of the Property by foreclosure, conveyance in lieu of foreclosure or otherwise, then the Tenant shall attorn to and recognize the Lender as the landlord under the Lease for the remainder of the term thereof, and the Tenant shall perform and observe its obligations thereunder, subject only to the terms and conditions of said Lease. The Tenant further covenants and agrees to execute and deliver upon request of the Lender, or its successors or assigns, an appropriate agreement of attornment to any subsequent title holder of the Property.

4.              Notices Under Lease. So long as the Security Instrument remains outstanding and unsatisfied, the Tenant will mail or deliver to the Lender, at the address and in the manner provided below, a copy of all notices permitted or required to be given to the Landlord by the Tenant under and pursuant to the terms and provisions of the Lease. Prior to terminating the Lease due to a default by the Landlord, the Tenant agrees to notify the Lender of such default and give the Lender the opportunity to cure such default within thirty (30) days of the Lender’s receipt of such notice (or, if such default cannot reasonably be cured within such thirty (30)-day period, the Lender shall have such longer time as may be necessary to cure the default, provided that the Lender commences the cure within such period and diligently pursues the cure thereafter).

5.             Assignment of Lease. The Tenant acknowledges that the Landlord will execute and deliver to the Lender the Assignment as security for the loans which the Security Instrument secures, and that Lender would not complete the financing arrangements but for the execution by Tenant of this Agreement, and the Tenant hereby expressly consents to such Assignment and agrees that Lender may rely hereon for all purposes, including consummation of the loans. The Tenant agrees that if Lender, pursuant to the Assignment, and whether or not it becomes a mortgagee in possession, shall give notice to the Tenant that the Lender has elected to require the Tenant to pay the Lender rent and other charges payable by the Tenant under the Lease, the Tenant shall, until the Lender shall have canceled such election, thereafter pay to the Lender all rent and other sums payable under the Lease.

6.             Estoppel. The Landlord and the Tenant hereby certify to the Lender that the Lease is in full force and effect subject to the express terms thereof; that the Lease and any modifications and amendments specified herein are a complete statement of the agreement between the Landlord and the Tenant with respect to the leasing of the Leased Premises, and the Lease has not been modified or amended except as specified herein; that to the knowledge of the Landlord and the Tenant, no party to the Lease is in default thereunder; that no rent under the Lease has been paid more than one month in advance of its due date; and that the Tenant as of this date, has no charge, lien or claim of offset under the Lease, or otherwise, against the rents or other charges due or to become due thereunder.

7.             Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, or sent by registered or certified United States mail, postage prepaid, or by national overnight courier to the other party at the address set forth below, or at such other address within the United States as may have theretofore been designated in writing. The date of personal delivery, the first business day after delivery to a national overnight courier or the date of mailing, as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement the address of:

Lender:

Tenant:

Landlord:

8.             Binding Effect. This Agreement shall be binding upon all the parties hereto, their heirs, successors and assigns and all of those holding title under any of them, and the pronouns herein shall include, where appropriate, either gender or both, singular or plural. The Lender’s successors and assigns shall include, without limitation, any party or parties that succeed to Lender’s interest in the Property by virtue of a judicial or non-judicial foreclosure of the Security Instrument or by virtue of a conveyance in lieu of a foreclosure or other transfer of the Property.

9.             Non-Waiver. No indulgence, waiver, election or non-election by the Lender under the Security Instrument, the Assignment or any other loan documents associated with the Security Instrument and Assignment shall affect this Agreement.

10.             Modification of Agreement. The parties hereby agree that this document contains the entire agreement between the parties, and this Agreement shall not be modified, changed, altered or amended in any way except through written amendments signed by all of the parties hereto.

11.             Governing Law. It is agreed that the laws of the state where the Security Instrument is recorded shall govern the construction and interpretation of this Agreement and the rights and obligations set forth herein.

12.             Severance. The invalidity or unenforceability of any portion of this Agreement shall not affect the remaining provisions and portions hereof.

13.             Term of Agreement. The terms and provisions of this Agreement shall terminate upon the cancellation of record of the Security Instrument, unless the same is earlier terminated by a termination agreement executed and delivered to the Tenant by the Lender.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed under seal as of the day and year first above written.

TENANT:

By: ________________________(SEAL)
Print Name: __________________
Title: _______________________

ACKNOWLEDGEMENT

STATE OF

COUNTY OF

I certify that the following person(s) personally appeared before me this day, each acknowledging to me that he or she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated:

Date: _______________

Official Signature of Notary: ___________________

Notary’s Printed or Typed Name: _______________________, Notary Public

My Commission Expires: __________________________

(Official Seal)

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

- SIGNATURES CONTINUED -

LANDLORD:

By: ________________________(SEAL)
Print Name: __________________
Title: _______________________

ACKNOWLEDGEMENT

STATE OF

COUNTY OF

I certify that the following person(s) personally appeared before me this day, each acknowledging to me that he or she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated:

Date: _______________

Official Signature of Notary: ___________________

Notary’s Printed or Typed Name: _______________________, Notary Public

My Commission Expires: __________________________

(Official Seal)

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

- SIGNATURES CONTINUED -

LENDER:

By: ________________________(SEAL)
Print Name: __________________
Title: _______________________

ACKNOWLEDGEMENT

STATE OF

COUNTY OF

I certify that the following person(s) personally appeared before me this day, each acknowledging to me that he or she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated:

Date: _______________

Official Signature of Notary: ___________________

Notary’s Printed or Typed Name: _______________________, Notary Public

My Commission Expires: __________________________

(Official Seal)

EXHIBIT A TO SNDA

DESCRIPTION OF PROPERTY